Exhibit (d)(81)

Schedule B dated January 1, 1997

to the

SEI Institutional Managed Trust

Sub-Advisory Agreement dated March 31, 1996

between

SEI Financial Management Corporation

and

LSV Asset Management

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Large Cap Value Portfolio

Small Cap Value Portfolio

Agreed and Accepted:

SEI Investments Management Corporation	LSV Asset Management By SEI Funds, Inc., a general partner

By:	By:

Name:	Name:

Title:	Title: